Exhibit 10.2

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement ("Agreement") is made and entered into this June 26, 2013, between General Employment Enterprises, Inc., an Illinois Corporation (the "Company") and Katy M. Gallagher ("Executive").

WITNESSETH:

WHEREAS, on August 31, 2011, Company purchased substantially all of the assets owned by Ashley Ellis LLC. (“Ashley Ellis”) used or useable in conjunction with the operation of the “Business” (hereinafter defined);

WHEREAS, Executive was an employee of Ashley Ellis, familiar with the management and operation of Ashley Ellis’ business of recruitment and placement of technical personnel (the "Business");

WHEREAS, Company employed Executive concurrent with the acquisition of the Business pursuant to the terms of an Employment Agreement dated August 31, 2011 (the “Original Agreement”).  This Agreement amends and restates the Original Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Employment and Duties. During the "Term" (hereinafter defined), Executive shall be employed by the Company to perform the covenants, duties and obligations set forth in this Agreement, and such additional duties and responsibilities as may be agreed upon by the parties (sometimes collectively the "Employment Duties") subject to the reasonable overall direction and authority the Chief Financial Officer of the Company, or his designee.

(a)	Executive shall devote all of Executive's full time, attention, energies and best efforts to fully and timely performing the Employment Duties and to further the business, operations and best interests of Company in an honest and ethical manner in compliance with this Agreement, all applicable laws, ordinances, permits, licenses, governmental rules, regulations, authorizations and requirements, the Company’s Employee Handbook, rules and regulations as may be promulgated by Company, from time to time.

(b)	Executive shall be employed with the title " Vice President of Operations and Vice President of the Professional Staffing Division" of the Company located at One Tower Lane, Suite 2200, Oakbrook Terrace, IL 60181, or such other title and location as mutually agreed upon by Company and Executive, but in no event, during the Term, shall Executive be required to relocate more than fifty (50) miles outside the Chicago metropolitan area unless mutually agreed upon by Company and Executive in writing.

(c)	The Company’s Professional Staffing Division is defined as follows:

(i)	the three Ashley Ellis branch offices that are being acquired pursuant to the certain Asset Purchase Agreement dated August 31, 2011, which subsists of the Naperville, Atlanta, and Houston branch offices of Ashley Ellis.

(ii)	the Company’s branch offices which provide staffing services substantially in the IT, Accounting, Engineering and Clerical area on a contract and direct hire basis..

(iii)	future branch offices that the Company opens, which provide staffing services substantially in the IT, Accounting, Engineering and Clerical area on a contract and direct hire basis.

(iv)	any Company acquisition which provides staffing services substantially in the IT, Accounting, Engineering, and Clerical area on a contract and direct hire basis.

(v)	the Company’s Professional Staffing Division will not include branches, affiliates or subsidiaries where a substantial portion of the business is staffing in the Light Industrial or Agricultural area.

2.	Term of Employment. The period of Company's employment of Executive commenced as of September 1, 2011 and, unless earlier terminated for cause as provided for herein, will continue until July 15, 2013 (the "Term").

(a)	The Term shall immediately terminate upon notice to Executive if (each shall be deemed a "breach"):

(i)	Executive dies (“Death”) or becomes physically or mentally unable to perform her duties for the Company hereunder and such incapacity has continued for a total of ninety (90) consecutive days or any one hundred eighty (180) cays in a period of three hundred sixty-five(365) consecutive days (a “ Disability”).

(ii)	Executive uses intoxicants, alcohol, drugs or other stimulants or depressants while performing the Employment Duties and such that the reputation of the Company is adversely affected, as reasonably determined by the Company.

(iii)	Executive fails or refuses to satisfactorily perform the Employment Duties or any assignment reasonably given to Executive by the officers of Company or Executive's supervisor.

(iv)	Executive otherwise breaches the terms or conditions of this Agreement or any other policy, rule or regulation of Company's generally in effect from time to time.

(v)	Executive is convicted of or pleads guilty or nolo contendere to any felony charge or commits a fraudulent, dishonest, immoral or unethical act with regard to Company, Company's customers, Company's prospective customers, suppliers, employees, agents or independent contractors.

(vi)	Executive commits an act of moral turpitude.

(vii)	Executive has been found by a court in a civil action or by the SEC to have violated any federal or state securities law;

(b) Sections 2(a) (ii) through 2(a)(vii) shall collectively be referred to as “Cause”.

(c) In the event of Death, Disability, or termination with Cause, Company shall only be obligated to pay Executive compensation and benefits, if any, up to and including the effective date of such termination or expiration.

(d)  Executive’s employment with the Company will terminate upon the expiration of the Term, without any further action on the part of the Company or the Executive, unless the Company and the Executive expressly agree in writing to an extension of the Term.

3.	Compensation.

(a)	During the Term of this Agreement, the Company shall pay the Executive as compensation for her services a base salary at the annualized rate of One Hundred Fifty Thousand Dollars ($150,000), less all customary employee withholdings and all other applicable federal, state and local deductions as required by law.

(b)	Should this Agreement expire at the end of its Term (as opposed to being terminated prior to the end of the Term), the Company shall continue to pay the Executive’s compensation and benefits hereunder until September 15, 2013, and will make a one-time payment of Twelve Thousand Five Hundred Dollars ($12,500) to Executive on October 15, 2013, subject to Executive performing her ongoing duties under Section 3(c) below.

(c)	Should this Agreement expire at the end of its Term (as opposed to being terminated prior to the end of the Term), the Executive agrees that she will make herself reasonably available to perform the Employment Duties and other transitional services to the Company for up to 5 hours per week until January 15, 2014. In consideration therefore, the Company will pay the Executive $100 per hour for each hour of service so rendered. During said period, the Executive will be an independent contractor of the Company, not an employee of the Company.

(d)	The Company shall reimburse Executive for all normal, reasonable and necessary out-of-pocket expenses incident to the performance of her Employment Duties in accordance with policies adopted by the Company from time to time, upon submission by Executive of an itemized account of such expenses containing such detail and accompanied by such supporting documentation as may be generally required by the Company.

4.	Benefits and Vacation. Vacation time and all other benefits entitled to the Executive will be governed by the Company’s Employee Handbook. Notwithstanding any to the contrary in the Company’s Employee Handbook regarding the years of service required to earn vacation time, Executive shall receive 4 weeks of paid time off as vacation yearly.

5.	Confidential Information. Executive acknowledges and agrees that Executive will have access to and receive certain proprietary and confidential information and trade secrets of Company, including, without limitation, customer lists, the terms of any oral or written agreement or understanding between Company and any customer, sales and business records, price lists and methods, financial and cost information, marketing plans, methods of doing business, methods and processes and business strategy documentation, as well as such other information as Company may designate as confidential from time to time (collectively "Confidential Information"). Executive further acknowledges and agrees that the Confidential Information is the exclusive property of Company, not generally known to the trade or industry and, but for Company's engagement of Executive in accordance with the terms of this Agreement, Executive would not have had any access to the Confidential Information. Therefore, Executive agrees that she shall not disclose to any unauthorized person or use for her own purposes any Confidential Information without the prior written consent of the Company.

(a)	During the Term and for the "Restricted Period" (hereinafter defined) following the effective date of the termination or expiration of the Term, for any or no reason whatsoever, Executive will not, directly or indirectly, for her own benefit or for the benefit of any person or entity, other than Company pursuant to this Agreement, use, divulge, disseminate, disclose or communicate to any person or entity any of the Confidential Information in any manner whatsoever, unless Company otherwise consents to such use or disclosure of any item of the Confidential Information in writing prior to the use or disclosure thereof, in each instance and then only with respect to those items of Confidential Information specifically described, and only to the extent specifically authorized, in such written consent.

(b)	With respect to each item of Confidential Information, the "Restricted Period" shall mean: (i) five (5) years, if such item of Confidential Information does not constitute or ceases to be a trade secret; or (ii) indefinitely, if such item of Confidential Information constitutes a trade secret; provided, however, if an item of Confidential Information ceases to be a trade secret, such item of Confidential Information shall remain confidential and proprietary to Company for a period of not less than five (5) years.

(c)	Notwithstanding the foregoing, Confidential Information does not include information: (i) in the public domain; or (ii) that later becomes public, unless such information is made public by: (x) Executive as a result of the breach o this Agreement; or (y) any other person or entity, directly or indirectly, under an obligation of confidentiality to Company.

(d)	Executive acknowledges and agrees that, under all circumstances, the restrictions upon her and her covenants, duties and obligations unto the Company set forth in this Paragraph 5 are necessary to protect the Company's legitimate business interests, are given as a material inducement to the Company's employment of Executive, are reasonable in scope and duration and will not prevent Executive from pursuing other business ventures and employment opportunities or otherwise cause Executive a financial hardship.

(e)	In the event that Executive reasonably believes, after consultation with counsel, that she is required by law to disclose any Confidential Information, Executive will: (i) provide the Company with prompt notice before such disclosure in order that the Company may attempt to obtain a protective order or other assurance that confidential treatment will be accorded such Confidential Information, and (ii) cooperate with the Company in attempting to obtain such order or assurance.

(f)	All Confidential Information, files, records, documents and similar items relating to the business of the Company, and any copies, reproductions or recordings thereof in the Executive's possession or control, whether prepared by Executive or otherwise, shall be and remain the exclusive property of the Company and Executive shall deliver to the Company at the termination or expiration of the Term, or at any other time that the Company may request: (i) all Confidential Information including all copies and reproductions thereof, and all writings and recordings incorporating or referring 'to the Confidential Information (ii) all other property of Company and (iii) certify in writing to Company that Executive has satisfied all of her covenants, duties and obligations pursuant to this Paragraph 5(g).

6.	Enforcement. If the duration of Executive's covenants, duties and obligations set forth in Paragraph 5 is held to be excessive, unreasonable, invalid or unenforceable by a court of competent jurisdiction, such duration will be modified so as to be reasonable, valid and enforceable to the maximum extent permitted by law as determined by such court of competent jurisdiction. Because Executive's services are unique and because Executive has access to Confidential Information, the parties hereto agree that money damages would not be an adequate remedy for any breach of this Agreement. Therefore, in the event a breach or threatened breach of this Agreement, the Company or its successors or assigns, in addition to other rights and remedies existing in their favor, shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof, without the requirement of posting a bond or security thereof. Executive hereby waives any claim or defense that Company has an adequate remedy at law or is not being irreparably injured and will not raise or suggest any such claim or defense in any action or proceeding initiated by or on behalf of Company. Company's rights and remedies hereunder are cumulative in nature, and no such right or remedy shall be, or be considered to be, Company's sole and exclusive right or remedy.

7.	Executive's Representations. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which she is bound, (ii) other than as contained in that certain Non-Disclosure and Non-Competition Agreement dated August 31, 2011, by and among Company, Ashley Ellis and Executive, Executive is not a party to or bound by any employment agreement, non-compete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that she has consulted with independent legal counsel regarding her rights and obligations under this Agreement and that she fully understands the terms and conditions contained herein.

8.	Compliance with IRC Code Section 409. This Agreement is intended to comply with IRC Code Section 409A and the interpretative guidance thereunder, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions, and shall be administered accordingly. This Agreement shall be construed and interpreted with such intent. If a payment under this Agreement does not qualify as a short-term deferral under IRC Code Section 409A and Treas. Reg. Section 1.409A-1(b)(4) (or any similar or successor provisions), and the Executive is a Specified Employee (as defined below) as of her termination, distributions to the Executive may not be made before the date that is six months after the date of her termination or, if earlier, the date of the Executive’s death (the "Six-Month Delay Rule"). Payments to which the Executive would otherwise be entitled during the first six months following the termination (the "Six-Month Delay") will be accumulated and paid on the first day of the seventh month following the termination. Notwithstanding the Six-Month Delay Rule set forth in this Section:

To the maximum extent permitted under IRC Code Section 409A and Treas. Reg. Section 1.409A-1(b)(9)(iii) (or any similar or successor provisions), during each month of the Six-Month Delay, the Company will pay the Executive an amount equal to the lesser of (i) the total monthly severance provided under this Agreement, or (ii) one-sixth (1/6) of the lesser of (1) the maximum amount that may be taken into account under a qualified plan pursuant to IRC Code Section 401(a)(17) for the year in which the  Executive termination occurs, and (2) the sum of the   Executive’s annualized compensation based upon the annual rate of pay for services provided to the Company for the taxable year of the Executive’s preceding the taxable year of the  Executive in which her termination occurs (adjusted for any increase during that year that was expected to continue indefinitely if the Executive had not had a termination); provided that amounts paid under this sentence will count toward, and will not be in addition to, the total payment amount required to be made to the Executive by the Company under this Agreement; and

To the maximum extent permitted under IRC Code Section 409A and Treas. Reg. Section 1.409A-1(b)(9)(v)(D) (or any similar or successor provisions), within ten (10) days of the termination, the Company will pay the Executive an amount equal to the applicable dollar amount under IRC Code Section 402(g)(1)(B) for the year of the Executive’s  termination; provided that the amount paid under this sentence will count toward, and will not be in addition to, the total payment amount required to be made to the  Executive by the Company under this Agreement.

For purposes of this Agreement, "Specified Employee" has the meaning given that term in IRC Code Section 409A and Treas. Reg. 1.409A-1(c)(i) (or any similar or successor provisions).  The Company's "specified employee identification date" (as described in Treas. Reg. 1.409A-1(c)(i)(3)) will be December 31 of each year, and the Company's 'specified employee effective date' (as described in Treas. Reg. 1.409A- 1(c)(i)(4) or any similar or successor provisions) will be February 1 of each succeeding year."
Each payment under this Agreement or any Company benefit plan is intended to be treated as one of a series of separate payments for purposes of IRC Code Section 409A and Treasury Regulation Section 1.409A-2(b)(2)(iii) (or any similar or successor provisions).

9.	Survival. Paragraphs 5, 6, 7, 8, 9, 10, 11,14 and 15 shall survive and continue in full force in accordance with its terms, notwithstanding the expiration or termination of the Term for any or no 'reason whatsoever.

10.	Notices. Any and all notices, demands, requests, consents, designations and other communications required or desired to be given pursuant to this Agreement will be given in writing and will be deemed duly given upon personal delivery, or on the third day after mailing if sent by certified mail, postage prepaid, return receipt requested, or on the day after deposit with a nationally recognized overnight delivery service which maintains records of the time, place and receipt of delivery, or upon receipt of a confirmed facsimile transmission, and in each case to the person and address set forth below, or to such other person or address which Company or Executive may respectively designate in like manner from time to time.

If to Executive, then to:	If to Company, then to:

Katy M. Gallagher	Andrew Norstrud
c/o: General Employment Enterprises, Inc.	Chief Financial Officer
One Tower Lane, Suite 2200	General Employment Enterprises, Inc.
Oakbrook Terrace, Il 60181	One Tower Lane, Suite 2200
Fax: (630) 954-0595	Oakbrook Terrace, IL 60181

With a copy to (which copy alone shall not constitute notice under shall not constitute notice under this Agreement):

Clint J. Gage, Esq.
Roetzel & Andress
350 East Las Olas Boulevard, Ste. 1150
Fort Lauderdale, FL 33301
Fax: 954-462-4260

11.	Severability. If any provision contained herein is held to be invalid or unenforceable by a court of competent jurisdiction, such provision will be severed herefrom and such invalidity or unenforceability will not affect any other provision of this Agreement, the balance of which will remain in and have its intended full force and effect; provided, however, if such invalid or unenforceable provision may be modified so as to be valid and enforceable as a matter of law, such provision will be deemed to have been modified so as to be valid and enforceable to the maximum extent permitted by law.

12.	Entire Agreement. This Agreement and those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

13.	Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Additionally, signatures transmitted via facsimile or electronically with electronic receipted delivery shall be deemed originals.

14.	Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns. Executive shall not assign her rights or delegate her duties or obligations hereunder.

15.	Governing Law; Jurisdiction. This Agreement will be construed and enforced in accordance with the laws of the State of Illinois without regard to its choice of law rules. Any action, suit, or other legal proceeding that is commenced to resolve any matter arising under or related to any provision of this agreement shall be submitted to the exclusive jurisdiction of any state or federal court in DuPage County Illinois.

16.	Exhibits. The Exhibits referred to in this Agreement are attached to, made a part of and incorporated in this Agreement by this reference.

17.	Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by the written agreement of the party entitled to the benefits of such terms or provisions intended to be waived. Each such waiver or consent will be effective only in the specific instance and for the specific purpose for which it was given, and will not constitute a continuing waiver or consent.

18.	Assignment. Executive acknowledges that the services to be rendered by her pursuant to this Agreement are unique and personal and that she may not assign any of her rights or benefits or delegate any of her covenants, duties, agreements or obligations under this Agreement (including the right to payment hereunder). Any attempted assignment, transfer, pledge or hypothecation or other disposition of this Agreement, or of such rights, covenants, or obligations by Executive, will be null and void and of no force or effect whatsoever. The Company may assign this Agreement and any or all of its rights, covenants, duties and obligations under this Agreement upon written notice to Executive.

19.	Amendments. No modifications or amendments of this Agreement will be effective unless made in writing and signed by Company and Executive.

20.	Recitals. The recitals set forth at the beginning of this Agreement are hereby incorporated into and made a part of this Agreement as if fully set forth herein.

21.	Headings. The headings and captions of the various Paragraphs and Subparagraphs of this Agreement are for convenience of reference only and will in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

22.	Knowledge and Understanding. Executive acknowledges that she has been given the time and opportunity to consult with counsel of Executive's choice prior to executing and delivering this Agreement and that Executive has freely and voluntarily executed and delivered this Agreement with full knowledge and understanding of its content, meaning and intent.

23.	Change in Control. The parties hereto expressly acknowledge and agree that the Change of Control Agreement entered into by said parties hereof concurrently with the Original Agreement is hereby null and void and of no further effect.

IN WITNESS WHEREOF, the Company and Executive have each duly executed this Agreement as of the date first written above.

GENERAL EMPLOYMENT ENTERPRISES, INC.		EXECUTIVE

By:	/s/ Andrew Norstrud	By:	/s/ Katy Imhoff (Gallagher)
	Andrew Norstrud		Katy M. Gallagher
	Chief Financial Officer		Executive